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[TeamStaff Logo]


Contact Information:

TeamStaff, Inc.                                  Coffin, Mottola Communications
300 Atrium Drive                                 19800 Mac Arthur Blvd. #970
Somerset, NJ  08873                              Irvine, CA  92612
(732) 748-1700                                   (949) 851-1109
T. Stephen Johnson, Chairman                     Christi Mottola
                                                 Managing Partner
                                                 cmottola@aol.com
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               TeamStaff Announces Appointment of T. Kent Smith
                   as President and Chief Executive Officer

Somerset, NJ - June 18, 2003- TeamStaff, Inc. (NASDAQ: TSTF), one of the nation's leading Business Processing Outsourcers and Professional Employer Organizations (PEOs), today reported that its Board of Directors has named T. Kent Smith as TeamStaff's President and Chief Executive Officer. Mr. Smith succeeds Donald W. Kappauf, who agreed to relinquish his position as President and Chief Executive Officer on June 18, 2003. Mr. Smith has also joined the Company's Board of Directors.

Mr. Smith secured vital staffing industry experience during his eleven-year career with Norrell Corporation, a then-publicly-traded national provider of temporary personnel and outsourcing services to businesses, professional and service organizations, and government agencies. During his tenure with Norrell, Mr. Smith served in various executive capacities, including Vice President of Finance, Chief Information Officer and Senior Vice President of Operations. While a member of Norrell's executive management team, Norrell grew from $300 million to $1.4 billion in revenues. Most recently, Mr. Smith was the President of HoneyBaked Ham, Inc., a privately-held national special occasion food retailer. Under Mr. Smith's management, HoneyBaked Ham achieved record profitability.

T. Stephen Johnson, Chairman of TeamStaff's Board of Directors, stated "Kent Smith is the perfect individual to lead our company towards an exciting future in our industry. It appears we are in a climate where our PEO business is rebounding and our average revenue per worksite employee is increasing. In addition, we expect a rebound in our medical staffing business, TeamStaff Rx, and payroll service business, as the economy improves."

Mr. Johnson continued, "Under Mr. Kappauf's leadership, TeamStaff has spent the last year and a half since its merger with Brightlane.com, Inc. implementing a number of significant technology initiatives that have positioned TeamStaff strategically for future growth. We appreciate Don's long and distinguished record of service to the organization."


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Mr. Smith added, "I feel very fortunate that TeamStaff and I have found one another. TeamStaff is well positioned in its markets and the future for our various operating units, coupled with an improving economy, is very exciting. I look forward to working with my new colleagues to build on their past success and jointly move TeamStaff to the forefront of the human resources outsourcing industry."

About TeamStaff:
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Headquartered in Somerset, NJ, TeamStaff serves over 3,000 clients and over
45,000 employees throughout the United States as a full service provider of employer outsourcing and staffing solutions. Through its Professional Employer Organization, TeamStaff provides small and medium sized businesses throughout the nation with a better way to employ their people by delivering off-site, full-service human resource outsourcing solutions.

TeamStaff's comprehensive employer services include employment administration, benefits management, government compliance, recruiting and selection, employer liability management, training and development and performance management tools. TeamStaff's PEO ranks as one of the top PEOs in the nation.

In addition to its Professional Employer Organization, TeamStaff operates two other employer-outsourcing services. Through TeamStaff Rx, TeamStaff provides temporary and permanent medical staffing services throughout the country and is the largest provider of medical imaging personnel in its field.

TeamStaff also operates DSI, its niche payroll service bureau offering payroll services and payroll tax processing to over 700 clients and 30,000 employees, mostly in the construction industries in New York and New Jersey.

For more information, visit the TeamStaff web site at www.teamstaff.com.
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The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Therefore, the actual results of future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among those factors that could cause actual results to differ materially are: (i) regulatory and tax developments; (ii) changes in direct costs and operating expenses; (iii) the estimated costs and effectiveness of capital projects and investments in technology infrastructure; (iv) ability to effectively implement its e-business strategy and operating efficiency initiatives; (v) the effectiveness of sales and marketing efforts, including the company's marketing arrangements with other companies: and (vi) changes in the competitive environment in the PEO industry. These factors are described in further detail in TeamStaff's filings with the Securities and Exchange Commission.

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